Exhibit 4.1

MASTER SECURITY AGREEMENT

THIS MASTER SECURITY AGREEMENT, made as of December 29, 1999 (“Agreement”), by and between General Electric Capital Corporation, for itself and as agent for certain Participants, a New York corporation with an address at 4 North Park Drive, Suite 500, Hunt Valley, Maryland 21030, and its assigns (together with its successors and assigns, if any, “Secured Party”), and Atchison Casting Corporation, a corporation organized and existing under the laws of the State of Kansas with its chief executive offices located at 400 S. Fourth Street, Atchison, Kansas 66002 (“Debtor”).

In consideration of the promises herein contained and of certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor and Secured Party hereby agree as follows:

1.                                      CREATION OF SECURITY INTEREST.

Debtor hereby gives, grants and assigns to Secured Party, its successors and assigns forever, a security interest in and against any and all property listed on any collateral schedule now or hereafter annexed hereto or made a part hereof (“Collateral Schedule”), and in and against any and all additions, attachments, accessories and accessions thereto, any and all substitutions, replacements or exchanges therefor, and any and all insurance and/or other proceeds thereof (all of the foregoing being hereinafter individually and collectively referred to as the “Collateral”).  The foregoing security interest is given to secured the payment and performance of any and all debts, obligations and liabilities of any kind, nature or description whatsoever (whether primary, secondary, direct, contingent, sole, joint or several, or otherwise, and whether due or to become due) of Debtor to Secured Party, now existing or hereafter arising, including but not limited to the payment and performance of certain Promissory Notes from time to time identified on any Collateral Schedule (collectively “Notes” and each a “Note”), and any renewals, extensions and modifications of such debts, obligations and liabilities (all of the foregoing being hereinafter referred to as the “Indebtedness”).  Notwithstanding the foregoing, and notwithstanding anything to the contrary contained elsewhere in this Agreement, to the extent that Secured Party asserts a purchase money security interest in any items of Collateral (“PMSI Collateral”):  (i) the PMSI Collateral shall secure only that portion of the Indebtedness which has been advanced by Secured Party to enable Debtor to purchase, or acquire rights in or the use of such PMSI Collateral (the “PMSI Indebtedness”), and (ii) no other Collateral shall secure the PMSI Indebtedness.

2.                                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF DEBTOR.

Debtor hereby represents, warrants and covenants as of the date hereof and as of the date of execution of each Collateral Schedule hereto that:

(a)                                  Debtor is, and will remain, duly organized, existing and in good standing under the laws of the State set forth in the first paragraph of this Agreement, has its chief executive offices at the location set forth in such paragraph, and is, and will remain, duly qualified and licensed in every jurisdiction wherever necessary to carry on its business and operations;

(b)                                 Debtor has adequate power and capacity to enter into, and to perform its obligations, under this Agreement, each Note and any other documents evidencing, or given in connection with, any of the Indebtedness (all of the foregoing being hereinafter referred to as the “Debt Documents”);

(c)                                  This Agreement and the other Debt Documents have been duly authorized, executed and delivered by Debtor and constitute legal, valid and binding agreements enforceable under all applicable laws in accordance with their terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws, similar laws affecting creditors generally and general principles of equity;

(d)                                 No approval, consent or withholding of objections is required from any governmental authority or instrumentality with respect to the entry into, or performance by, Debtor of any of the Debt Documents, except such as may have already been obtained;

(e)                                  The entry into, and performance by, Debtor of the Debt Documents will not (i) violate any of the organizational documents of Debtor or any judgment, order, law or regulation applicable to Debtor, or (ii) result in any breach of, constitute a default under, or result in the creation of any lien, claim or encumbrance on any of Debtor’s property (except for liens in favor of Secured Party) pursuant to any indenture mortgage, deed of trust, bank loan, credit agreement, or other agreement or instrument to which Debtor is a party;

(f)                                    There are no suits or proceedings pending or threatened in court of before any commission, board or other administrative agency against Debtor which could, in the aggregate, have a material adverse effect on Debtor, its business or operations, or its ability to perform its obligations under the Debt Documents other than that described in Schedule 2(f) hereto;

(g)                                 All financial statements delivered to Secured Party in connection with the Indebtedness have been prepared in accordance with generally accepted accounting principles, and since the date of the most recent financial statement, there has been no material adverse change;

(h)                                 The Collateral is not, and will not be, used by Debtor for personal, family or household purposes;

(i)                                     The Collateral is, and will remain, in good condition and repair, ordinary wear and tear excepted, and Debtor will not be negligent in the care and use thereof;

(j)                                     Debtor is, and will remain, the sole and lawful owner, and in possession of, the Collateral (except as expressly permitted pursuant to Section 3(h) hereof), and has the sole right and lawful authority to grant the security interest described in this Agreement;

(k)                                  The Collateral is, and will remain, free and clear of all liens, claims and encumbrances of every kind, nature and description, except for (i) liens in favor of Security Party, (ii) liens for taxes not yet due or for taxes being contested in good faith and which do not involve, in the reasonable judgment of Secured Party, any risk of the sale, forfeiture or loss of any of the Collateral having an aggregate value in excess of $250,000, and (iii) inchoate materialmen’s, mechanic’s, repairmen’s and similar liens arising by operation of law in the normal course of business for amounts which are not delinquent (all of such permitted liens being hereinafter referred to as “Permitted Liens”);

(l)                                     Debtor shall, at all times while any Indebtedness is outstanding, remain the owner of the real property at which the Collateral is located and cause such real property (except as expressly permitted pursuant to the Negative Pledge Agreements referred to in Section 7(h) hereof) to remain free and clear of all liens, claims and encumbrances of every kind, nature and description, including without limitation, any lien or security interest arising from a deed of trust, mortgage, assignment or lease, except for Permitted Liens; and

(m)                               At all times while any Indebtedness is outstanding, Debtor hereby agrees that it shall comply with the following covenants:

1.                                       Minimum Tangible Net Worth.  Debtor shall at all times maintain a minimum Tangible Net Worth (hereinafter defined) of not less than $90,000,000.

2.                                       Debt to Tangible Net Worth.  Debtor will not permit the ratio of Debtor’s total current and long term debt (as determined in accordance with generally accepted accounting principles consistently applied) to Debtor’s Tangible Net Worth to be greater than 2.00 to 1.00, as measured quarterly.

3.                                       Debt Service Coverage Ratio.  Debtor shall at all times maintain a ratio of Operating Cash Flow (as hereinafter defined) to Debt Service (as hereinafter defined) of not less than 2.00 to 1.00, as measured quarterly on a rolling four-quarter basis.

As used herein:

(a)                                  the terms “Tangible Net Worth” means, as of any date, Debtor’s stockholder equity less Debtor’s intangible assets, as determined in accordance with generally accepted accounting principles, consistently applied;

(b)                                 the term “Operating Cash Flow” means, for any period, Debtor’s pre-tax net income, plus interest expense, plus depreciation, amortization, and operating lease rentals, all determined in accordance with generally accepted accounting principles, consistently applied;

(c)                                  the terms “Debt Service” means, for any period, Debtor’s interest expense, plus operating lease rentals, determined in accordance with generally accepted accounting principles, consistently applied.

Concurrently with the delivery of each financial statement pursuant to Section 5(b) hereof, Debtor shall deliver to Secured Party a compliance certificate in form and substance satisfactory to Secured Party and signed by Debtor’s Chief Financial Officer or Treasurer that sets forth (x) that Debtor is in compliance with the financial covenants provided in this Section 5(b) and (y) the computations in reasonable detail demonstrating such compliance for the fiscal periods to which such financial statements relate.

3.                                      COLLATERAL.

(a)                                  Until the declaration of any default hereunder, Debtor shall remain in possession of the Collateral except with respect to Collateral sold pursuant to Section 3(h) hereof; provided, however, that Secured Party shall have the right to possess (i) any chattel paper or instrument that constitutes a part of the Collateral, and (ii) any other Collateral which because of its nature may require that Secured Party’s security interest therein be perfected by possession.  Secured

Party, its successors and assigns, and their respective agents, shall have the right to examine and inspect any of the Collateral at any time during normal business hours.  Upon any request from Secured Party, Debtor shall provide Secured Party with notice of the then current location of the Collateral.

(b)                                 Debtor shall (i) use the Collateral only in its trade or business, (ii) maintain all of the Collateral in good condition and working order, (iii) use and maintain the Collateral only in compliance with all applicable laws, and (iv) keep all of the Collateral free and clear of all liens, claims and encumbrances (except for Permitted Liens).

(c)                                  Except as expressly permitted pursuant to Section 3(h) hereof, Debtor shall not, without the prior written consent of Secured Party, (i) part with possession of any of the Collateral (except to Secured Party or for maintenance and repair), (ii) remove any of the Collateral from the continental United States, or (iii) sell, rent, lease, mortgage, grant a security interest in or otherwise transfer or encumber (except for Permitted Liens) any of the Collateral.

(d)                                 Debtor shall pay promptly when due all taxes, license fees, assessments and public and private charges levied or assessed on any of the Collateral, on the use thereof, or on this Agreement or any of the other Debt Documents except for taxes, assessments and charges contested in good faith and which do not involve in the reasonable judgement of Secured Party, any risk of the sale, forfeiture or loss of any of the Collateral having an aggregate value in excess of $250,000.  At its option, Secured Party may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance, insurance and preservation of the Collateral or to effect compliance with the terms of this Agreement or any of the other Debt Documents.  Debtor shall reimburse Secured Party, on demand, for any and all reasonable costs and expenses incurred by Secured Party in connection therewith and agrees that such reimbursement obligation shall be secured hereby.

(e)                                  Debtor shall, at all times, keep accurate and complete records of the Collateral, and Secured Party, its successors and assigns, and their respective agents, shall have the right to examine, inspect, and make extracts from all of Debtor’s books and records relating to the Collateral at any time during normal business hours.

(f)                                    If agreed by the parties, Secured Party may, but shall in no event be obligated to, accept substitutions and exchanges of property for property, and additions to the property, constituting all or any part of the Collateral.  Such substitutions, exchanges and additions shall be accomplished at any time and from time to time, by the substitution of a revised Collateral Schedule for the Collateral Schedule now or hereafter annexed.  Any property which may be substituted, exchanged or added as aforesaid shall constitute a portion of the Collateral and shall be subject to the security interest granted herein.  Additions to, reductions or exchanges of, or substitutions for, the Collateral, payments on account of any obligation or liability secured hereby, increases in the obligations and liabilities secured hereby, or the creation of additional obligations and liabilities secured hereby, may from time to time be made or occur without affecting the provisions of this Agreement or the provisions of any obligation or liability which this Agreement secures.

(g)                                 Any third person at any time and from time to time holding all or any portion of the Collateral shall be deemed to, and shall, hold the Collateral as the agent of, and as pledge holder for, Secured Party.  At any time and from time to time, Secured Party may give notice to any third person holding all or any portion of the Collateral that such third person is holding the Collateral as the agent of, and as pledge holder for, the Secured Party.

(h)                                 Notwithstanding anything herein to the contrary, Debtor is permitted to sell, move, lease or otherwise dispose of any Collateral provided that (i) the aggregate value of all Collateral sold, moved, leased or otherwise disposed of in any calendar year shall not exceed $500,000, (ii) Debtor shall replace the sold or disposed of Collateral with property having an aggregate value equal to or greater than the value of the sold or disposed of Collateral and the replacement Collateral shall be free and clear of all liens and encumbrances other than Permitted Liens and (iii) within thirty (30) days after the end of each calendar year Debtor delivers to Secured Party a written report describing in reasonable detail the item(s) of Collateral having an original invoice cost of $100,000 or more that have been sold, moved, leased or disposed of and the Collateral that has replaced such item(s).

4.                                      INSURANCE.

The Collateral shall at all times be held at Debtor’s risk, and Debtor shall keep it insured against loss or damage by fire and extended coverage perils, theft, burglary, and for any or all Collateral which are vehicles, for risk of loss by collision, and where requested by Secured Party, against other risks as required thereby, for the full replacement value thereof, with companies, in amounts and under policies reasonably acceptable to Secured Party.  Secured Party acknowledges that the policies of insurance currently in effect that have been delivered to it are acceptable.  Debtor shall, if Secured Party so requires, deliver to Secured Party policies or certificates of insurance evidencing such coverage.  Each policy shall name Secured Party as loss payee thereunder, shall provide for coverage to Secured Party regardless of the breach by Debtor of any warranty or representation made therein (if available), shall not be subject to co-insurance, and shall provide for thirty (30) days written notice to Secured Party of the cancellation or material modification thereof.  Debtor hereby appoints Secured Party as its attorney in face to make proof of loss, claim for insurance and adjustments with insurers, and to execute or endorse all documents, checks or drafts in connection with payments made as a result of any such insurance policies, provided that Secured Party agrees that it shall not exercise such power unless an Event of Default has occurred and is continuing.  Proceeds of insurance shall be applied, at the option of Secured Party, to repair or replace the Collateral or to reduce any of the Indebtedness secured hereby, provided however, as long as no Event of Default has occurred and is continuing hereunder, the proceeds of insurance shall be distributed to Debtor if (a) the Collateral has been repaired or replaced in a timely fashion with Collateral of equal or greater value, free and clear of all liens and encumbrances or (b) the proceeds of insurance are less than $2,000,000.00.

5.                                      REPORTS.

(a)                                  Debtor shall promptly notify Secured Party in the event of (i) any change in the name of Debtor, (ii) any relocation of its chief executive offices, (iii) any relocation of any of the Collateral but subject to Section 3(h) hereof, (iv) any of the Collateral having an aggregate value in excess of $250,000 being lost, stolen, missing, destroyed or materially damages, or (v) any lien, claim or encumbrance attaching or being made against any of the Collateral other than Permitted Liens.

(b)                                 Debtor will within ninety (90) days of the close of each fiscal year of Debtor, deliver to Secured Party, Debtor’s complete financial statements, certified by a recognized firm of certified public accountants.  Debtor will, within thirty (30) days after the date on which they are filed, deliver to Secured Party all Forms 10-K and 10-Q filed with the Securities and Exchange Commission.  Upon request Debtor will deliver to Secured Party quarterly, within ninety (90) days of the close of each fiscal quarter of Debtor, in reasonable detail, copies of Debtor’s quarterly financial report certified by the chief financial officer of Debtor.  Upon request, Debtor will deliver to Secured Party one copy of each financial statement, report, notice or proxy statement sent by Debtor to shareholders generally and one copy of each regular or periodic report, registration statement or prospectus filed by Debtor with any securities exchange or the Securities and Exchange Commission or any successor agency, such copies to be delivered to Secured Party within thirty (30) days after they become available or are otherwise filed.  Any and all financial statements submitted and to be submitted to Secured Party have and will have been prepared on a basis of generally accepted accounting principles, and are and will be complete and correct and fairly present Debtor’s financial condition as at the date thereof.  Secured Party may at any reasonable time examine the books and records of Debtor and make copies thereof.

(c)                                  Within thirty (30) days after any request by Secured Party, Debtor will furnish a certificate of an authorized officer of Debtor stating that he has reviewed the activities of Debtor and that, to the best of his knowledge, there exists no Event of Default (as described in Section 7) or event which with notice or lapse of time (or both) would become an Event of Default.

6.                                      FURTHER ASSURANCES.

(a)                                  Debtor shall, upon request of Secured Party, furnish to Secured Party such further information, execute and deliver to Secured Party such documents and instruments (including, without limitation, Uniform Commercial Code financing statements) and do such other acts and things, as Secured Party may at any time reasonably request relating to the perfection or protection of the security interest created by this Agreement or for the purpose of carrying out the intent of this Agreement.  Without limiting the foregoing, Debtor shall cooperate and do all acts deemed necessary or advisable by Secured Party to continue in Secured Party a perfected first security interest in the Collateral, and shall obtain and furnish to Secured Party any subordinations, releases, landlord, lessor, or mortgagee waivers, and similar documents as may be from to time to time reasonably requested by, and which are in form and substance reasonably satisfactory to, Secured Party.

(b)                                 Debtor hereby grants to Secured Party the power to sign Debtor’s name and generally to act on behalf of Debtor to execute and file applications for title, transfers of title, financing statements, notices of lien and other documents pertaining to any or all of the Collateral but Secured Party may not exercise such rights unless an Event of Default has occurred and is continuing.  Debtor shall, if any certificate of title be required or permitted by law for any of the Collateral, obtain such certificate showing the lien hereof with respect to the Collateral and promptly deliver same to Secured Party.

(c)                                  Debtor shall indemnify and defend the Secured Party, its successors and assigns, and their respective directors, officers and employees, from and against any and all claims, actions and suits (including, without limitation, reasonable attorneys’ fees incurred in connection therewith) of any kind, nature or description whatsoever arising, directly or indirectly, in connection with any of the Collateral.

7.                                      EVENTS OF DEFAULT.

Debtor shall be in default under this Agreement and each of the other Debt Documents upon the occurrence of any of the following “Event(s) of Default”:

(a)                                  Debtor fails to pay any installment or other amount due or coming due under any of the Debt Documents within ten (10) days after its due date;

(b)                                 Any attempt by Debtor, without the prior written consent of Secured Party, to sell, rent, lease, mortgage, grant a security interest in, or otherwise transfer or encumber (except for Permitted Liens) any of the Collateral or the real property at which the Collateral is located, except as expressly permitted pursuant to Section 3(h) hereof;

(c)                                  Debtor fails to procure, or maintain in effect at all times, any of the insurance on the Collateral in accordance with Section 4 of this Agreement;

(d)                                 Debtor breaches any of the financial covenants set forth in Section 2(m);

(e)                                  Debtor breaches any of its other obligations under any of the Debt Documents and fails to cure the same within thirty (30) days after written notice thereof;

(f)                                    Any warranty, representation or statement made by Debtor in any of the Debt Documents or otherwise in connection with any of the Indebtedness shall be false or misleading in any material respect;

(g)                                 Any of the Collateral being subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding;

(h)                                 Any default by Debtor under any other agreement between Debtor and Secured Party, including but not limited to, those certain Negative Pledge Agreements dated the date hereof and recorded or to be recorded with the land records of Atchison County, Kansas and Buchanan County, Missouri;

(i)                                     Any insolvency or business failure of Debtor;

(j)                                     The appointment of a receiver for all or any party of the property of Debtor, or any assignment for the benefit of creditors by Debtor;

(k)                                  The filing of a petition by Debtor under any bankruptcy, insolvency or similar law, or the filing of any such petition against Debtor if the same is not dismissed within sixty (60) days of such filing;

(l)                                     Any default by Debtor under any payment obligation for borrowed money, for the deferred purchase price of property or any lease that is uncured for thirty (30) days after the date such amount was due and payable and provided that such default allows for the acceleration of such obligations or repossession of the collateral;

(m)                               Any dissolution, termination of existence, merger or consolidation of Debtor (such action being referred to as an “Event”), unless not less than sixty (60) days prior to such Event:  (x) such person is organized and existing under the laws of the United States or any state, and executes and delivers to Secured Party an agreement containing an effective assumption by such person of the due and punctual performance of this Agreements; and (y) Secured Party is reasonably satisfied as to the credit worthiness of such person; or

(n)                                 As a result of or in connection with a material change in the ownership of Debtor’s capital stock, Debtor’s debt-to-worth ratio equals or exceeds twice Debtor’s debt-to-worth ratio as of the date of this Agreement (unless Secured Party shall have given its prior written consent thereto).  As used herein, “debt-to-worth ratio” shall mean the ratio of (x) total liabilities which, in accordance with generally accepted accounting principles (“GAAP”) would be included in the liability side of a balance sheet, and (y) tangible net worth including the sum of the par or stated value of all outstanding capital stock, surplus and undivided profits, less any amounts attributable to goodwill, patents, copyrights, mailing lists, catalogs, trademarks, bond discount and underwriting expenses, organization expense and other intangibles, all determined in accordance with GAAP.

8.                                      REMEDIES ON DEFAULT.

(a)                                  Upon the occurrence of an Event of Default under this Agreement, the Secured Party, at its option, may declare any or all of the Indebtedness, including without limitation the Notes, to be immediately due and payable, without demand or notice to Debtor.  The obligations and liabilities accelerated thereby shall bear interest (both before and after any judgment) until paid in full at the lower of one percent (1%) per annum above the interest rate specified in the applicable Note or the maximum rate not prohibited by applicable law.

(b)                                 Upon such declaration of default, Secured Party shall have all of the rights and remedies of a Secured Party under the Uniform Commercial Code, and under any other applicable law.  Without limiting the foregoing, Secured Party shall have the right to (i) notify any account debtor of Debtor or any obligor on any instrument which constitutes part of the Collateral to make payment to the Secured Party, (ii) with or without legal process, enter any premises where the Collateral may be and take possession and/or remove said Collateral from said premises, (iii) sell the Collateral at public or private sale, in whole or in part, and have the right to bid and purchase at said sale, and/or (iv) lease or otherwise dispose of all or part of the Collateral, applying proceeds therefrom to the obligations then in default.  If requested by Secured Party, Debtor shall promptly assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties.  Secured Party may also render any or all of the Collateral unusable at the Debtor’s premises and may dispose of such Collateral on such premises without liability for rent or costs.  Any notice which Secured Party is required to give to Debtor under the Uniform Commercial Code of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given to the last known address of Debtor at least ten (10) days prior to such action.

(c)                                  Only upon the occurrence of an Event of Default under this Agreement, the Secured Party may record any or all mortgages or deeds of trust executed by Debtor in favor of Secured Party in connection with the Notes and proceed to enforce all rights and remedies granted Secured Party under such documents.  All fees and costs (including mortgage registration taxes) incurred in connection with recording the mortgages and deeds of trust shall be paid by Debtor.

(d)                                 Proceeds from any sale or lease or other disposition shall be applied:  first, to all costs of repossession, storage, and disposition including without limitation reasonable attorneys’, appraisers’, and auctioneers’ fees; second, to discharge the obligations then in default; third, to discharge any other Indebtedness of Debtor to Secured Party, whether as obligor, endorser, guarantor, surety or indemnitor; fourth, to expenses incurred in paying or settling liens and claims against the Collateral; and lastly, to Debtor, if there exists any surplus.  Debtor shall remain fully liable for any deficiency.

(e)                                  In the event this Agreement, any Note or any other Debt Documents are placed in the hands of an attorney for collection of money due or to become due or to obtain performance of any provision hereof, Debtor agrees to pay all reasonable attorneys’ fees incurred by Secured Party, and further agrees that payment of such fees is secured hereunder.

(f)                                    Secured Party’s rights and remedies hereunder or otherwise arising are cumulative and may be exercised singularly or concurrently.  Neither the failure nor any delay on the part of the Secured Party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Secured Party shall not be deemed to have waived any of its rights hereunder or under any other agreement, instrument or paper signed by Debtor unless such waiver be in writing and signed by Secured Party.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

(g)                                 DEBTOR HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE OTHER DEBT DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS BETWEEN DEBTOR AND SECURED PARTY RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN DEBTOR AND SECURED PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS).  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER DEBT DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.                                      MISCELLANEOUS.

(a)                                  This Agreement, any Collateral Schedules, any Note and/or any of the other Debt Documents may be assigned, in whole or in part, by Secured Party without notice to Debtor, and Debtor hereby waives any defense, counterclaim or cross-complaint by Debtor against any assignee, agreeing that Secured Party shall be solely responsible therefor.  Debtor agrees that if Debtor receives written notice of an assignment from Secured Party, Debtor shall pay all payments and other amounts due under the assigned Note and Collateral Schedule to such assignee or as instructed by Secured Party.  Debtor further agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by Assignee.

(b)                                 All notices to be given in connection with this Agreement shall be in writing, shall be addressed to the parties at their respective addresses set forth hereinabove (unless and until a different address may be specified in a written notice to the other party), and shall be deemed given (i) on the date of receipt if delivered in hand or by facsimile transmission, (ii) on the next business day after being sent by express mail, and (iii) on the fourth business day after being sent by registered or certified mail.  As used herein, the term “business day” shall mean and include any day other than Saturdays, Sundays, or other days on which commercial banks in New York, New York are required or authorized to be closed.

(c)                                  Time is of the essence hereof.  This Agreement shall be binding, jointly and severally, upon all parties described as the “Debtor” and their respective heirs, executors, representatives, successors and assigns, and shall inure to the benefit of Secured Party, its successors and assigns.

(d)                                 This Agreement and its Collateral Schedules constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior understandings (whether written, verbal or implied) with respect thereto.  This Agreement and its Collateral Schedules shall not be changed or terminated orally or by course of conduct, but only by a writing signed by both parties hereto.  Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation hereof.

(e)                                  This Agreement shall continue in full force and effect until all of the Indebtedness has been indefeasibly paid in full to Secured Party.  The surrender, upon payment or otherwise, of any Note or any of the other documents evidencing any of the Indebtedness shall not affect the right of Secured Party to retain the Collateral for such other Indebtedness as may then exist or as it may be reasonably contemplated will exist in the future.  This Agreement shall automatically be reinstated in the event that Secured Party is ever required to return or restore the payment of all or any portion of the Indebtedness (all as though such payment had never been made).

(f)                                    Debtor acknowledges that is has been advised that General Electric Capital Corporation is acting hereunder for itself and as agent for certain third parties (each being herein referred to as a “Participant” and, collectively, as the “Participants”); that the interest of the Secured Party in this Agreement, the Notes, the Collateral Schedules, related instruments and documents and/or the Collateral may be conveyed to, in whole or in part, and may be used as security for financing obtained from, one or more third parties without the consent of Debtor (the “Syndication”).  Debtor agrees reasonably to cooperate with Secured Party in connection with the Syndication, including the execution and delivery of such other documents, instruments, notices, opinions, certificates and acknowledgements as reasonably may be required by Secured Party.

IN WITNESS WHEREOF, Debtor and Secured Party, intending to be legally bound hereby, have duly executed this Agreement in one or more counterparts, each of which shall be deemed to be an original, as of the day and year first aforesaid.

SECURED PARTY:		DEBTOR:

General Electric Capital Corporation, for itself, and as agent for certain Participants		Atchison Casting Corporation

By:	/s/ Louis J. Vigliotti	By:	/s/ Kevin T. McDermed

Title: Transaction & Syndication Senior Manager		Title: V.P. & Treasurer